                                                                      Exhibit 11

                      H. J. Heinz Company and Subsidiaries

                      COMPUTATION OF NET INCOME PER SHARE

                    (In Thousands, except Per Share Amounts)

                                                                                      Fiscal Year Ended
                                                                              ----------------------------------
                                                                              April 27,   April 28,   April 29,
                                                                                 1994        1993        1992
                                                                                 ----        ----        ----
Primary income per share:
     Net income.............................................................  $  602,944  $  396,313  $  638,295
     Less-preferred dividends...............................................          71          78          86
                                                                              ----------  ----------  ----------
     Net income applicable to common stock..................................  $  602,873  $  396,235  $  638,209
                                                                              ==========  ==========  ==========
Average common shares outstanding and
  common stock equivalents..................................................     256,812     259,788     266,339
                                                                              ==========  ==========  ==========
     Net income per share--primary..........................................  $     2.35  $     1.53  $     2.40
                                                                              ==========  ==========  ==========
Fully diluted income per share:
     Net income.............................................................  $  602,944  $  396,313  $  638,295
                                                                              ==========  ==========  ==========
     Average common shares outstanding and
       common stock equivalents.............................................     256,812     259,788     266,339
     Additional common shares assuming:
          Conversion of $1.70 third cumulative preferred stock..............         418         461         507
          Additional common shares assuming options were
            exercised at the year-end market price..........................          86         578         407
                                                                              ----------  ----------  ----------
                                                                                 257,316     260,827     267,253
                                                                              ==========  ==========  ==========
     Net income per share--fully diluted....................................  $     2.34  $     1.52  $     2.39
                                                                              ==========  ==========  ==========